Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-231381 on Form S-1 of our report dated February 27, 2019 (May 24, 2019 as to the Reverse Stock Split discussed in Note 1, May 10, 2019 as to the retrospective adoption of Accounting Standards Update No. 2016-18 Statement of Cash Flows (Topic 230): Restricted Cash, described in Note 2 and April 17, 2019 as to the subsequent events discussed in Note 16) relating to the consolidated financial statements and financial statement schedule of Mohawk Group Holdings, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph that describes the substantial doubt about Mohawk Group Holdings, Inc.’s ability to continue as a going concern) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

New York, New York

May 24, 2019